EXHIBIT 99.2

RYAN AND ASSOCIATES

TRANSFER DIVISION

BILL OF SALE

KNOW ALL MEN BY THEIR PRESENCE that this Bill of Sale, dated the 29th of June, 2001 WITNESS TO

That Gary Klein and Alan Huss, hereinafter called the Seller(s), for good and valuable consideration, hereby sell(s), assign(s) and transfer(s) to Michael Daniels, hereinafter called the Buyer, all that certain personal property which is hereinafter described.

IT IS HEREBY COVENANTED by said Sellers, which covenant shall be binding upon the heirs, executors and administrators of the Sellers, that said sale is hereby warranted, and that sale of said property will be defended against all and every person or persons whosoever lawfully claiming or to claim the same.

Said personal property which is hereby solely assigned and transferred is described as follows, to wit:

That certain business known as Post Express located at 4894 Lone Mountain Road, Las Vegas, Nevada,

TOGETHER with trade name, trade style and good will thereof,

TOGETHER with furniture, fixtures and equipment owned by Sellers, consisting of all the equipment, tools, appurtenances, etc. (list attached hereto as Exhibit "A") and inventory as listed in the Asset Purchase Agreement.

/s/ GARY KLEIN	June 29, 2001
GARY KLEIN
/s/ ALAN HUSS	June 29, 2001
ALAN HUSS

STATE OF NEVADA
COUNTY OF CLARK

On this 29th day of June, 2001, Gary Klein and Alan Huss personally appeared before me, a Notary Public in, and for said County and State of Nevada who acknowledged to me that they executed this instrument.

/s/ JOHN MCFADDEN CAMERON
JOHN MCFADDEN CAMERON, Notary Public